                                                                    EXHIBIT 4.2


THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT.

                              CONDOR SYSTEMS, INC.

                       15% Senior Discount Notes due 2011

No. ______

Issue Date:  April 12, 2001

Issue Price:  $563.18  (for each $1,000 Principal Amount at Maturity)

Principal Amount at Maturity:  $______________

CONDOR SYSTEMS, INC. (the "COMPANY") promises to pay to _______________, or registered assigns, the principal amount of this Note at maturity in Dollars on April 1, 2011.

        Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                                        Dated: April 12, 2001


                                        CONDOR SYSTEMS, INC.


                                        By: ___________________________________

                                        Name: _________________________________

                                        Title: ________________________________

                                 (Back of Note)
                       15% Senior Discount Notes due 2011

        This Note is one of a duly authorized issue of Notes of the Company consisting of other Senior Discount Notes due 2011 of the Company issued on April 12, 2001 and any replacement Notes issued in exchange for, or in lieu of, the foregoing in accordance with the terms hereof. The Notes are limited in aggregate principal amount at maturity to $20,000,000. All of such Notes shall be treated as a single issue and vote together as one class for all purposes of this Note as described herein.

        1. Incorporation by Reference of Provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture (as amended in accordance herewith, the "INDENTURE") attached hereto as Exhibit A. At all times during which an indenture is not required to be qualified under the Trust Indenture Act of 1939 (U.S. Code Sections 77aaa-77bbbb), as amended from time to time (the "TIA") with respect to the Notes or the Indenture has not otherwise been executed and delivered, to the extent not inconsistent with any other terms of the Notes set forth herein, all of the terms and conditions of the Indenture shall be and are hereby incorporated by this reference in the Notes as if fully set forth herein, and shall be binding upon the Company and, by accepting a Note, each Holder, and inure to the benefit of the Holders of the Notes, except that, to the extent that the Indenture requires (i) any notices, certificates or other items to be delivered by the Company to the Trustee or any Paying Agent, such notices, certificates or other items shall be delivered instead to each Holder, (ii) any notices, certificates or other items to be delivered to the Trustee shall be delivered instead to the Company (and shall be delivered by the Company to each Holder), (iii) any notices, certificates or other items to be delivered by the Trustee to the Holders, such notices, certificates or other items shall be delivered instead by the Company to the Holders, (iv) any payments to be made by the Company to the Trustee or Paying Agent for payment to Holders, such payments shall instead be paid directly by the Company to the applicable Holder in the same manner as set forth in Section 3 below, (v) approval of the form of Notes or notations, legends or endorsements thereon by the Trustee, the Holders of a majority in outstanding principal amount of the Notes shall instead approve such form and notations, legends or endorsements (the form of Notes delivered to the initial Holders on the date of original issuance of the Notes and notations, legends and endorsements thereon being deemed to have been so approved), (vi) any Note to be authenticated by the Trustee or an Authenticating Agent, the Notes shall instead be authenticated by the Company (the execution and delivery of any Note by manual signature of the Company to be deemed to constitute such authentication for all purposes), (vii) that a Person other than the Company or any Affiliate thereof act as Paying Agent for presentation or surrender of Notes for payment, the Company or any Affiliate thereof may nonetheless so act, (viii) the Company to initially appoint the Trustee as Registrar or Paying Agent (to the extent of acting as agent for receiving surrender or presentations of, but not deposits of payments on, Notes) and agents for service of demands and notices in connection with the Notes, the Company instead hereby appoints its office at 2133 Samaritan Drive, San Jose, California, 95124, for such purpose (with Section 4.02 of the Indenture not to apply thereto), (ix) Notes to be canceled by the Trustee, such Notes shall instead be canceled by the Company,
(x) the Opinions of Counsel to be delivered to the Trustee pursuant to the Indenture shall instead be delivered to the Holders, (xi) any Notes to be surrendered or forwarded to the Trustee or any Paying Agent or Registrar, such Notes shall be surrendered or forwarded instead to the Company, (xii) any notices, certificates or other items to be delivered by the Holders to the Registrar or Paying Agent, such notices, certificates or other items shall be delivered instead to the Company, (xiii) Notes to be redeemed upon a partial redemption to be selected by the Trustee, such Notes shall be selected instead by the Company, (xiv) any direction to be given to the Trustee in order to declare all the Notes to be due and payable immediately, such direction shall not be required to be given and the Notes shall instead be so declared upon the affirmative vote of the number of Holders required to give such direction (the "REQUISITE HOLDERS"), (xv) any pursuit of remedies at the option or discretion of the Trustee shall instead be made at the option or discretion of the Requisite Holders and (xvi) any Notes owned by any Person directly or indirectly controlling or controlled by or under common control with the Company shall be considered not outstanding, except for Notes owned by any Investors or their assigns and successors which shall nonetheless be considered outstanding.

        2. Principal. The Company shall pay the principal of this Note at maturity on April 1, 2011.

        3. Accreted Value; Interest. No interest will accrue on this Note prior to April 1, 2005. The Company promises to pay interest on the Principal Amount at Maturity of this Note at 15% per annum from April 1, 2005 until the principal hereof is paid or duly provided for. The Company shall pay interest in cash semiannually in arrears on April 1 and October 1 (each an "INTEREST PAYMENT DATE") in each year commencing on October 1, 2005. Interest on the Notes shall accrue from the most recent day to which interest has been paid or provided for, or if no interest has been paid, from April 1, 2005. Interest shall be compounded on the basis of a 360 day year of twelve 30 day months. The Company shall pay interest (including without limitation, post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate of 17% per annum to the extent lawful and shall pay interest (including, without limitation, post-petition interest in any proceeding under Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) from time to time on demand at the same rate to the extent lawful.

        "ACCRETED VALUE" means (i) as of any date of determination prior to April 1, 2005, the sum of (a) the Issue Price and (b) the portion of the excess of the principal amount at maturity of this Note over the Issue Price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 15% per annum of the Issue Price, compounded semiannually on each April 1 and October 1 from April 1, 2001 through the date of determination, computed on the basis of a 360 day year of twelve 30 day months and (ii) on or after April 1, 2005, the principal amount at maturity of this Note.

        "ISSUE PRICE" means $563.18 (for each $1,000 Principal Amount).

        4. Method Of Payment. The Company will pay the principal (or Accreted Value) of, premium and interest, if any, on the Notes to the Persons who are registered Holders of Notes on the applicable payment date. The Notes will be payable as to principal (or Accreted Value), premium and interest, if any, by wire transfer of immediately available funds to the accounts specified in writing by the Holder hereof, or, if no such account is specified, by mailing a check to the Holder's registered address. Holders of Notes must surrender their Notes to the Paying Agent to collect principal (or Accreted Value) payments. Such payment shall be in such coin or currency of the United

States of America as at the time of payment is legal tender for payment of public and private debts.

        5. Paying Agent And Registrar. Initially, the Company will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        6. Indenture. In the event an indenture is required to be qualified under the TIA, or at any time after the date hereof, upon the request of Holders of in excess of 25% in aggregate principal amount at maturity of outstanding Notes, the Company shall appoint a Trustee (the "TRUSTEE") who satisfies the eligibility requirements set forth in Section 7.10 of the Indenture and, in any such event, the Company shall take whatever actions are necessary to cause an Indenture substantially in the form of Exhibit A attached hereto to be executed and delivered by the Company, the Guarantor and the Trustee and to be qualified under the TIA. In such event, (i) this Note shall be deemed to be one of an issue of Notes of the Company issued under the Indenture; (ii) the terms of the Notes shall be deemed to include those stated in the Indenture and those made part of the Indenture by reference to the TIA, as amended from time to time; and
(iii) the Notes shall be subject to all such terms. Holders of Notes are referred to the Indenture and the TIA for a statement of all such terms.

        7. Optional Redemption.

               (a) Subject to Section 3.10 of the Indenture and Sections 8 and 10 hereof, the Notes will be subject to redemption at any time on or after April 1, 2005 at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of the Accreted Value or principal amount thereof, as the case may be, at the applicable redemption date) set forth below, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

        YEAR                                                 PERCENTAGE
        ----                                                 ----------
        Prior to 2006.....................................     107.5%
        2007..............................................     105%
        2008..............................................     102.5%
        2008 and thereafter...............................     100%

               (b) Any redemption pursuant to this Section 7 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture and is subject to the restrictions in Section 8 hereof.

        8. Restrictions on Redemption. Subject to Section 3.10 of the Indenture, by its acceptance of this Note, each Holder of such Note acknowledges that the New Credit Facility prohibits the Company from voluntarily redeeming all or any portion of the Notes pursuant to Section 7 hereof, or from mandatorily redeeming all or any portion of the Notes pursuant to Sections 9 and 10 hereof, and each Holder hereby agrees that it shall not accept the redemption price in respect of any voluntary redemption or any mandatory redemption pursuant to Section 10 hereof at any time prior to April 1, 2005.

        9. Mandatory Redemption. Except as set forth in Section 10 hereof and
Section 3.10 of the Indenture, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

        10. Repurchase At Option Of Holder.

               (a) Subject to Section 3.10 of the Indenture and Section 8 hereof, upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to a minimum of $1,000 principal amount at maturity) of such Holder's Notes pursuant to the offer described in Section 4.14 of the Indenture (the "CHANGE OF CONTROL OFFER") at an offer price in cash equal to 101% of the Accreted Value or principal amount thereof, as the case may be, at the date of repurchase, plus accrued but unpaid interest, if any, there on to the date of repurchase (the "CHANGE OF CONTROL PAYMENT"). Within 60 days following any Change of Control, the Company will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

               (b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary of the Company, as the case may be, shall apply such Net Proceeds, at its option (unless the Company is required to apply such Net Proceeds pursuant to the terms of the New Credit Facility), to (a) (i) repay Indebtedness under the New Credit Facility or (ii) repay or repurchase Pari Passu Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary of the Company that is not the Guarantor, as the case may be, provided that, if the Company shall so repay or purchase Pari Passu Indebtedness of the Company or the Guarantor, it will equally and ratably reduce Indebtedness under the Notes if the Notes are then redeemable or, if the Notes may not then be redeemed, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase at a purchase price equal to 100% of the Accreted Value, plus accrued but unpaid interest, or principal amount of the Notes, as the case may be, at the date of purchase, the Notes that would otherwise be redeemed, or (b) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if (i) as a result of the acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or (ii) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "EXCESS PROCEEDS". Subject to Section 3.10 of the Indenture and Section 8 hereof, when the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to make an offer to all Holders of Notes (an "ASSET SALE OFFER") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the Accreted Value, plus accrued but unpaid interest, principal amount thereof, as the case may be, at the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee, if any, or the Company shall select the Notes to be purchased as set forth in Sections 3.02 and 3.03 of the Indenture. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

        11. Notice Of Redemption. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Only Notes in denominations larger than $1,000 Principal Amount at Maturity may be redeemed in part, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date further principal ceases to accrete/interest ceases to accrue on Notes or portions thereof called for redemption.

        12. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $1,000 principal amount at maturity. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

        13. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

        14. Amendment, Supplement And Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least 75% in Principal Amount at Maturity of the then outstanding Notes and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of 75% in Principal Amount at Maturity of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Company's or Guarantor's obligations to Holders of the Notes by a successor to the Company or the Guarantor in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, or to provide for additional guarantees of the Notes.

        15. Defaults And Remedies. Each of the following constitutes an "EVENT OF DEFAULT": (a) default for 30 days in the payment of interest, if any, on the Notes; (b) default in payment when due of the principal (or Accreted Value) of or premium, if any, on the Notes; (c) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in Principal Amount at Maturity of the Notes then outstanding to comply with Sections 4.07, 4.09, 4.10 or 4.14 or Article 5 of the Indenture; (d) failure by the Company for 60 days after notice from the Trustee, if any, or the Holders of at least 25% in Principal Amount at Maturity of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date hereof, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "PAYMENT DEFAULT") or
(ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (g) except as permitted by the Indenture, the Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Guarantor, or any Person acting on behalf of the Guarantor, shall deny or disaffirm its obligations under the Note Guarantee; and
(h) certain events of bankruptcy or insolvency as described in Section 6.01(h) of the Indenture.

        16. If any Event of Default (other than certain events of bankruptcy or insolvency) occurs and is continuing, the Holders of at least 25% in Principal Amount at Maturity of the then outstanding Notes may direct the Trustee to, declare all the Notes to be due and payable immediately. Upon any such declaration, the Accreted Value or Principal Amount at Maturity, as the case may be, of the Notes shall become due and payable immediately. However, so long as any Indebtedness permitted to be incurred pursuant to the New Credit Facility shall be outstanding or any commitments under the New Credit Facility to make loans or issue letters of credit thereunder shall be outstanding such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the New Credit Facility or a termination of any of the commitments under the New Credit Facility or (ii) five Business Days after receipt by the Company and the administrative agent under the New Credit Facility of written notice of such acceleration or termination. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in
Section 6.01(h) of the Indenture, the Accreted Value or Principal Amount at Maturity, as the case may be, of all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate Principal Amount at Maturity, of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal (or Accreted Value), interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived; provided that in the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of Section 6.01 of the Indenture, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (e) of Section 6.01 of the Indenture have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal (or Accreted Value) or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. The Company is required to deliver to the Trustee, if any, or the Holders annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee, if any, or the Holders a statement specifying such Default or Event of Default.

        17. Trustee Dealings With Company. The Trustee, if any, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

        18. No Recourse Against Others. No member, director, officer, employee or incorporator of the Company or the Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantor under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        19. Authentication. This Note shall not be valid until authenticated by the manual signature of the authenticating agent.

        20. Additional Rights of Holders of Restricted Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Notes shall have all the rights set forth in the Investors Agreement.

        21. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company may cause CUSIP numbers to be printed on the Notes and the Company or the Trustee as appropriate may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

               CONDOR SYSTEMS, INC.
               2133 Samaritan Drive
               San Jose, California 95124
               Telecopier No.: (408) 371-9589
               Attention: Chief Financial Officer

                                 ASSIGNMENT FORM


To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

________________________________________________________________________________
                 (Insert assignee's soc. sec. or tax. I.D. no.)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
             (Print or type assignee's name, address, and zip code)

and irrevocably appoint ____________________________________________________
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

                       OPTION OF HOLDER TO ELECT PURCHASE


        If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

        [ ] Section 4.10                     [ ] Section 4.14

        If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the Principal Amount at Maturity you elect to have purchased: $________

Date:                            Your Signature: _______________________________
                                 (Sign exactly as your name appears on the Note)


                                 Tax Identification No: ________________________


Signature Guarantee.

                                 NOTE GUARANTEE

        CEI Systems, Inc. (the "GUARANTOR") hereby unconditionally guarantees, to the fullest extent permitted by law, (i) the due and punctual payment of the principal of the Notes, whether at the maturity, by acceleration, call for redemption or otherwise, and of interest on the overdue principal of the Notes and all other obligations of the Issuer to the Holders or the Trustee under the Indenture or the Notes and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise.

        The obligations of the Guarantor to the Holders and to the Trustee pursuant to this Note Guarantee and the Indenture are as expressly set forth in
Article 10 of the Indenture and in such other provisions of the Indenture as are applicable to the Guarantor, and reference is hereby made to such Indenture for the precise terms of this Note Guarantee. The terms of Article 10 of the Indenture (including, without limitation, Section 10.02 of the Indenture) and such other provisions of the Indenture as are applicable to the Guarantor are incorporated herein by reference.

        This is a continuing guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Company's obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a guarantee of payment and not a guarantee of collection.

        This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

        In case any provision in this Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE GUARANTEE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF OTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                                    CEI SYSTEMS, INC.


                                    By: ____________________________________
                                    Name:
                                    Title: Attorney-in-Fact